UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Proxy Statement
☐      Definitive Additional Materials
☑      Soliciting Material Pursuant to §240.14a-12
PRIDE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ANSWERING YOUR MERGER QUESTIONS
As you all know by now, Pride has taken the next step forward in the strategic transformation of the company with the announcement of the Ensco merger. This merger will result in two strong companies with very similar cultures coming together to form the world’s second largest offshore drilling company, and what I believe will become a true Employer of Choice with many excellent career opportunities for our employees.
Having been through mergers of this nature in my own career, I know that many of you probably have questions related to how this may affect you. As Louis stated in his e-mail on the day of the announcement, the vast majority of employees will not be materially affected by this strategic combination. However, with a combination of this nature, there will be change. There may be changes to organizational structures, systems, processes, and in some cases there will be overlap among personnel in certain positions.
Louis, the entire executive team and I are committed to keeping Pride’s employees as informed as possible regarding the merger’s progress and any changes affecting Pride employees. We have already created a section on the Pride Platform website where the latest news and information pertinent to employees will be posted. Another way that we want to communicate is by providing answers to your questions in a Frequently Asked Questions (FAQ) document updated and posted regularly to the Merger News Corner on the Pride Platform.
We have set up an e-mail address, mergerquestion@prideinternational.com where you can send any questions you have related to the merger and how it might affect you. Because many employees may have the same concerns we will consolidate responses to similar questions within the FAQ document. In some instances it might not be possible to answer a question until the merger moves forward and we have more information. In other instances an employee may receive a direct e-mail reply because of the nature of their question. However, we are committed to answering all questions submitted as best we can.
It is my hope that continual communication will help everyone embrace this change as Pride and Ensco combine and move into the next phase of our growth. I am confident that the vision we have had at Pride to be the best offshore drilling company in the world will be realized in the combined company because of the outstanding Pride employees who will be key to that achievement.
Lonnie D. Bane
Senior Vice President, Human Resources & Administration

Additional Information
In connection with the proposed transaction, Ensco will file a registration statement including a joint proxy statement/prospectus of Ensco and Pride with the SEC. INVESTORS AND SECURITY HOLDERS OF ENSCO AND PRIDE ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. A definitive joint proxy statement/prospectus will be sent to security holders of Ensco and Pride seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other relevant documents filed by Ensco and Pride with the SEC from the SEC’s website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement/prospectus and other relevant documents (when available) by directing a request by mail or telephone to either Investor Relations, Ensco plc, 500 N. Akard, Suite 4300, Dallas, Texas 75201, telephone 214-397-3015, or Investor Relations, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-789-1400. Copies of the documents filed by Ensco with the SEC will be available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.” Copies of the documents filed by Pride with the SEC will be available free of charge on Pride’s website at www.prideinternational.com under the tab “Investor Relations”. Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.
Ensco and Pride and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction. Information about these persons is set forth in Ensco’s proxy statement relating to its 2010 General Meeting of Shareholders and Pride’s proxy statement relating to its 2010 Annual Meeting of Stockholders, as filed with the SEC on April 5, 2010 and April 5, 2010, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ security holders generally, by reading the joint proxy statement/prospectus and other relevant documents regarding the transaction, which will be filed with the SEC.